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                                                                     EXHIBIT 3.2

                           CERTIFICATE OF DESIGNATIONS

                                       of

                         Series A-1 11% Preferred Stock

                                       of

                             ADVANCE PARADIGM, INC.


                     Pursuant to Section 151 of the General
                    Corporation Law of the State of Delaware


         ADVANCE PARADIGM, INC., a Delaware corporation (the "Corporation"), certifies that pursuant to the authority contained in its Amended and Restated Certificate of Incorporation (as may be amended from time to time, the "Certificate of Incorporation"), the Board of Directors of the Corporation (the "Board of Directors") has duly adopted the following resolutions:

         WHEREAS, Article IV of the Certificate of Incorporation authorizes the issuance by the Corporation, from time to time, of 5,000,000 shares of preferred stock, par value $0.01 per share (the "Preferred Stock"), in one or more series or classes, having such powers, designations, preferences and relative, participating, optional and other special rights, including voting rights, and qualifications, limitations and restrictions as the Board of Directors determines;

         WHEREAS, pursuant to Article IV of the Certificate of Incorporation and in accordance with Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors has adopted the following resolutions creating a series of its Preferred Stock;

         RESOLVED, that a series of authorized Preferred Stock of the Corporation be, and it hereby is, created and that the powers, designations, preferences and relative, participating, optional and other special rights, including voting rights, and qualifications, limitations and restrictions of such series of Preferred Stock are as follows:

         Section 1. Designation and Number.

         (a) Such series of Preferred Stock is designated as Series A-1 11% Preferred Stock (the "Series A-1 Preferred Stock"), and the number of shares constituting such series is 517,573 shares. A total of 65,854 shares of Series A-1 Preferred Stock shall be



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initially issued, and 451,719 shares of Series A-1 Preferred Stock shall be reserved for issuance in accordance with Section 4(a) and may not be issued for any other purpose.

         (b) Shares of Series A-1 Preferred Stock issued and reacquired in any manner by the Corporation, including by purchase or redemption, shall (upon compliance with any applicable provisions of DGCL) have the status of authorized and unissued shares of Preferred Stock undesignated as to series and may be redesignated and reissued as part of any series of Preferred Stock other than as Series A-1 Preferred Stock.

         Section 2. Definitions. The following terms, as used in this Certificate of Designations, shall have the following meanings:

                  "Additional Series A-1 Shares" has the meaning set forth in
         Section 4(a)(i).

                  "Additional Shares of Common Stock" means all shares of Common Stock issued or sold by the Corporation after the Issue Date, whether or not subsequently reacquired or retired by the Corporation, other than shares of Common Stock: (i) issued upon the conversion or exchange of any series or class of Capital Stock issued and outstanding on the Issue Date into another series or class of Capital Stock of the Corporation without any additional consideration to the Corporation by the holder thereof; (ii) issued upon conversion of any shares of Series A Preferred Stock or Series B Preferred Stock into any class or series of Common Stock; (iii) issued upon conversion of any shares of Class B Common Stock into Regular Common Stock; (iv) issued upon the exercise of options or warrants that have been issued prior to, and are outstanding as of, the Issue Date; (v) issued upon exercise of options granted prior to the 120th day following the Issue Date to employees, consultants, officers or directors of the Corporation pursuant to any stock option plan in effect on the Issue Date and consistent with past practice, but in any event not in excess of 25,000 shares of Common Stock during such 120-day period; (vi) issued prior to the 120th day following the Issue Date to customers in the ordinary course of business consistent with past practice, but in any event not in excess of 25,000 shares of Common Stock during such 120-day period; (vii) issued upon exercise of the Senior Subordinated Notes Warrants; and
         (viii) issued upon exercise of the Management Options.

                  "Affiliate" means, with respect to any specified Person, any other Person which, directly or indirectly, controls, is controlled by or is under direct or indirect common control with, such specified Person. Control of any Person shall consist of the power to direct the management and policies of such Person (whether through the ownership of voting securities, by contract, as trustee or otherwise) and shall be deemed to exist upon the ownership of securities entitling the holder thereof to exercise more than 20% of the voting power in the election



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         of directors of such Person (or other persons or bodies performing similar functions).

                  "Board of Directors" has the meaning set forth in the Preamble hereto.

                  "Business Day" means any day except Saturday, Sunday and any day on which banking institutions in New York City, New York generally are authorized or required by law or other governmental action to be closed.

                  "Capital Stock" means (i) all shares, interests, participations or other equivalents (however designated) of capital stock of the Corporation, including each class or series of Common Stock or Preferred Stock, and (ii) any option, warrant or other arrangement representing the right to purchase or otherwise acquire any of the foregoing, including any securities convertible or exchangeable into any of the foregoing.

                  "Certificate of Incorporation" has the meaning set forth in the Preamble hereto.

                  "Change of Control" means the occurrence of either of the following: (i) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Excluded Holders, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 40% of the total issued Common Stock or total issued Voting Stock of the Corporation; or (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Class A and Class C Directors (together with any new Class A or Class C Directors whose election by the Board of Directors or whose nomination for election by the stockholders of the Corporation was approved by a vote of a majority of the Class A and Class C Directors then still in office who were either Class A or Class C Directors at the beginning of such period or whose election or nomination for election was previously so approved) cease to constitute a majority of the Class A and Class C Directors then in office.

                  "Class A Directors" means (i) prior to the Restated Charter Effectiveness, the Directors referred to as "Class A Directors" in the Stockholders' Agreement, and (ii) following the Restated Charter Effectiveness, the Directors referred to as "Class A Directors" in the Restated Certificate of Incorporation.

                  "Class B Common Stock" means the Class B-1 Common Stock and the Class B-2 Common Stock.



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                  "Class B-1 Common Stock" means the Class B-1 Common Stock to be created as a separate class of Common Stock upon the Restated Charter Effectiveness pursuant to the Restated Certificate of Incorporation.

                  "Class B-1 Directors" means the Directors (i) designated initially by holders of Series B Preferred Stock pursuant to the Series B Certificate of Designations and (ii) following the Restated Charter Effectiveness, elected by holders of Class B-1 Common Stock pursuant to the Restated Certificate of Incorporation.

                  "Class B-2 Common Stock" means the Class B-2 Common Stock to be created as a separate class of Common Stock upon the Restated Charter Effectiveness pursuant to the Restated Certificate of Incorporation.

                  "Class B-2 Directors" means the Directors (i) designated initially by holders of Series A-2 Preferred Stock pursuant to the Series A-2 Certificate of Designations and (ii) following the Restated Charter Effectiveness, elected by holders of Class B-2 Common Stock pursuant to the Restated Certificate of Incorporation.

                  "Class C Directors" means (i) prior to the Restated Charter Effectiveness, the Directors referred to as "Class C Directors" in the Stockholders' Agreement and (ii) following the Restated Charter Effectiveness, the Directors referred to as "Class C Directors" in the Restated Certificate of Incorporation.

                  "Common Stock" means the common stock, par value $0.01 per share, of the Corporation, whether voting or non-voting, of any series or class (including Regular Common Stock and, following the Restated Charter Effectiveness, the Class B Common Stock).

                  "Consolidated Cash Flow" has the meaning given to such term in the Senior Subordinated Notes Indenture.

                  "Consolidated Interest Expense" means, with respect to any specified Person for any period, the sum, without duplication, of: (i) the consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued, including original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with capital lease obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings and net of the effect of all payments made or received pursuant to hedging obligations and excluding amortization of deferred financing costs, plus (ii) the consolidated interest of such Person and its Subsidiaries that



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         was capitalized during such period, plus (iii) any interest expense on
         Indebtedness of another Person that is guaranteed by that Person or any of its Subsidiaries or secured by a mortgage, lien, pledge, charge, encumbrance or other security interests on assets of such Person or any of its Subsidiaries.

                  "Conversion" has the meaning set forth in Section 7(a).

                  "Conversion Date" means the first date on which any certificates for shares of Series A-1 Preferred Stock are surrendered by the Electing Holder to the Corporation for conversion into Class B-1 Common Stock.

                  "Conversion Price" has the meaning set forth in Section 7(b).

                  "Conversion Ratio" has the meaning set forth in Section 7(b).

                  "Convertible Securities" means any evidences of indebtedness, shares (other than shares of Regular Common Stock) or other securities that, by their terms, are directly or indirectly convertible into or exchangeable for Additional Shares of Common Stock. For avoidance of doubt, it is stipulated that the following are not Convertible
         Securities: (i) shares of Series A Preferred Stock issued as a dividend on shares of Series A Preferred Stock; and (ii) shares of Series B Preferred Stock issued in accordance with the JLL Exchange Agreement.

                  "Corporation" has the meaning set forth in the Preamble hereto.

                  "Current Market Price" means, as of any date, the average of the daily Market Prices of the Regular Common Stock for twenty consecutive trading days immediately preceding such date.

                  "DGCL" means the General Corporation Law of the State of Delaware.

                  "Director" means a member of the Board of Directors.

                  "Dividend Payment Date" means March 31st, June 30th, September 30th and December 31st of each year, unless such day is not a Business Day, in which case Dividend Payment Date shall be the next succeeding Business Day.

                  "Dividend Period" means (i) the period beginning on the Dividend Start Date and ending on the first Dividend Payment Date, and
         (ii) thereafter, the quarterly periods from (and including) the first day of a Dividend Period until the end of such period.

                  "Dividend Rate" means, with respect to any share of Series A-1 Preferred Stock, (i) from (and including) the Dividend Start Date to (and including)



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         September 30, 2001, a rate per annum equal to 11% of the Liquidation
         Preference for such share as of the first day of the applicable Dividend Period, (ii) from (and including) October 1, 2001 to (and including) March 31, 2002, a rate per annum equal to thirteen percent (13%) of the Liquidation Preference for such share as of the first day of the applicable Dividend Period, and (iii) from (and including) and after April 1, 2002, a rate per annum equal to 16% of the Liquidation Preference for such share as of the first day of the applicable Dividend Period.

                  "Dividend Start Date" means the 120th day following the Issue Date.

                  "Electing Holder" has the meaning given in Section 7(a).

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

                  "Excluded Holders" means (i) the Corporation and its Subsidiaries, (ii) the Principals and the Related Parties of the Principals, (iii) the Permitted Transferees, and the Affiliates of Permitted Transferees, (iv) the holders of shares of Series A-2 Preferred Stock and Series B Preferred Stock on the Issue Date and the "Permitted Transferees" (as defined in the Series A-2 Certificate of Designations or the Series B Certificate of Designations, as the case may be) and the Affiliates of the Persons referred in this clause (iv), and (v) any Person permitted or required to receive shares of Series B Preferred Stock pursuant to the JLL Exchange Agreement, the "Permitted Transferees" (as defined in the Series B Certificate of Designations) of such Persons (assuming that they are holders of Series B Preferred Stock), and the Affiliates of the Persons referred to in this clause
         (v).

                  "GAAP" means accounting principles and practices generally accepted from time to time in the United States as in effect on the Issue Date.

                  "Holder" means a record holder of shares of Series A-1 Preferred Stock.

                  "Indebtedness" has the meaning given to such term in the Senior Subordinated Notes Indenture.

                  "Interest Coverage Ratio" means, as of any determination date, the ratio of Consolidated Cash Flow to Consolidated Interest Expense during the four-quarter period of the most recent four consecutive fiscal quarters ending prior to such determination date. In the event of any incurrence, assumption, guarantee, repayment, repurchase or redemption of any Indebtedness (other than ordinary working capital borrowings, excluding borrowings under the Senior Credit Facility) subsequent to the commencement of the period for which the Interest Coverage Ratio is being calculated and on or prior to the date or event for which



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         the calculation of the Interest Coverage Ratio is made (the
         "Calculation Date"), then the Interest Coverage Ratio shall be calculated giving effect to the incurrence, assumption, guarantee, repayment, repurchase or redemption of such Indebtedness, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter period.

                  "Issue Date" means the original date of issuance of shares of Series A-1 Preferred Stock.

                  "JLL" has the meaning set forth in Section 12.

                  "JLL Exchange Agreement" means the Exchange Agreement dated as of the Issue Date between the Corporation and Joseph Littlejohn & Levy Fund III, L.P., a Delaware limited partnership, relating to the exchange of shares of Regular Common Stock into shares of Series B Preferred Stock, as the same may be amended, supplemented or restated from time to time.

                  "Junior Stock" means (i) prior to the Restated Charter Effectiveness, the securities referred to in clause (i) of Section 3(a), and (ii) following the Restated Charter Effectiveness, the securities referred to in clause (i) of Section 3(b), in each case subject to Section 3(c).

                  "Liquidation Event" means any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

                  "Liquidation Preference" means, for each share of Series A-1 Preferred Stock as of any date, (i) $1,000, plus (ii) in the case of any accumulated and unpaid dividends or distributions on such share as of such date payable in Additional Series A-1 Shares, (A) the number of such Additional Series A-1 Shares times $1,000 plus (B) the amounts referred to in clauses (iii) and (iv) of this definition for the accumulated and unpaid dividends thereon, (iii) all accumulated and unpaid cash dividends and distributions on such share as of such date, plus (iv) the Market Price of all other accumulated and unpaid dividends and distributions on such share as of such date (including an amount equal to a prorated dividend for the period from the last Dividend Payment Date to the date fixed for redemption, liquidation, dissolution or winding up, if any).

                  "Management Options" means options to purchase up to an aggregate of 1,790,000 shares of Common Stock at an initial exercise price of $20 per share issued to officers and employees on or before the Issue Date. For purposes of this Certificate of Designations, the Management Options shall be deemed issued before the Issue Date.



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                  "Mandatory Redemption Obligation" means the Corporation's
         redemption obligation set forth in Section 6.

                  "Mandatory Redemption Price" has the meaning set forth in
         Section 6(a).

                  "Market Price" means: (a) with respect to any security, on any given day, (i) if such security is listed or authorized for trading on a national securities exchange, the last sale price of such security, regular way, on such date, or if no such sale takes place on such date, the average of the closing bid and asked prices thereof, on such date, in each case as officially reported on the principal national securities exchange on which such security is listed or authorized for trading, (ii) if such security is not listed or authorized for trading on a national securities exchange but is quoted on the Nasdaq National Market, (A) the price of the last trade, as reported on the Nasdaq National Market, not identified as having been reported late to such system, or (B) if such security is so traded, but no such last trade information is reported, the average of the last bid and ask prices, as those prices are reported on the Nasdaq National Market, (iii) if such security is not listed or authorized for trading on a national securities exchange or the Nasdaq National Market or any comparable system but has a nationally recognized existing trading market, the average of the closing bid and asked prices as furnished by two members of the National Association of Securities Dealers, Inc. selected from time to time by the Corporation for that purpose or (iv) if such security is not listed or authorized for trading on a national securities exchange or the Nasdaq National Market or any comparable system and does not have a nationally recognized existing trading market, the fair value of such security as (A) determined by an agreement between the Corporation and the Holders of a majority of the outstanding shares of Series A-1 Preferred Stock or (B) if the Corporation and such Holders fail to agree, determined jointly by an independent investment banking firm retained by the Corporation and by an independent investment banking firm retained by such Holders, or (C) if the Corporation or such Holders shall fail so to retain an independent investment banking firm within five Business Days of the retention of such firm by the Corporation or such Holders, as the case may be, determined solely by the firm so retained or (D) if the firms so retained by the Corporation and by such Holders shall be unable to reach a joint determination within 15 Business Days of the retention of the last firm so retained, determined by another independent investment banking firm chosen by the first two such firms; and (b) with respect to any other asset or property, the fair market value of such asset or property as (i) determined by an agreement between the Corporation and the Holders of a majority of the outstanding shares of Series A-1 Preferred Stock or (ii) if the Corporation and such Holders fail to agree, determined jointly by an independent investment banking firm retained by the Corporation and by an independent investment banking firm retained by such Holders, or (iii) if the Corporation or such Holders



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         shall fail so to retain an independent investment banking firm within five Business Days of the retention of such firm by the Corporation or such Holders, as the case may be, determined solely by the firm so retained or (iv) if the firms so retained by the Corporation and by such Holders shall be unable to reach a joint determination within 15 Business Days of the retention of the last firm so retained, determined by another independent investment banking firm chosen by the first two such firms.

                  "New Securities" means (a) prior to the Restated Charter Effectiveness, any Capital Stock issued after the Issue Date, and (b) after the Restated Charter Effectiveness, any Capital Stock issued after such effectiveness by the Corporation for cash consideration, in each case other than (i) Capital Stock issued upon the conversion or exchange of any series or class of Capital Stock issued and outstanding on the Issue Date into another series or class of Capital Stock of the Corporation without any additional consideration to the Corporation by the holder thereof; (ii) Capital Stock issued upon conversion of any shares of Series A Preferred Stock or Series B Preferred Stock into any class or series of Common Stock; (iii) Regular Common Stock issued upon conversion of Class B Common Stock; (iv) shares of Series A Preferred Stock issued as a dividend on shares of Series A Preferred Stock; (v) dividends or distributions payable in shares of Capital Stock effected in accordance with Section 4(b) or 8(a); (vi) Capital Stock issued upon the exercise of options or warrants that have been issued prior to, and are outstanding as of, the Issue Date; (vii) Capital Stock issued to employees, consultants, officers or directors of the Corporation pursuant to any stock option plan in effect on the Issue Date and consistent with past practice or pursuant to a stock option plan adopted after the Issue Date; (viii) Capital Stock issued to holders of Series A-2 Preferred Stock or Series B Preferred Stock pursuant to the exercise by such holders of their preemptive rights contained in the Series A-2 Certificate of Designations or the Series B Certificate of Designations, as the case may be; (ix) Capital Stock issued upon exercise of the Senior Subordinated Notes Warrants; (x) Common Stock issued upon the exercise of Management Options; (xi) Capital Stock issued to customers in the ordinary course of business consistent with past practice, subject to a maximum amount, in any fiscal year of the Corporation, equal or equivalent to (A) 0.5% of the weighted average number of issued and outstanding shares of Common Stock during such fiscal year plus (B) the number of shares permitted under clause (A) for any fiscal year ending after the Issue Date but not previously expended; and (xii) shares of Series B Preferred Stock issued in accordance with the JLL Exchange Agreement.

                  "Non-Class B Director" means any Director who is neither a Class B-1 Director nor a Class B-2 Director.



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                  "Options" means rights, options or warrants to subscribe for, purchase or otherwise acquire either Additional Shares of Common Stock or Convertible Securities. For avoidance of doubt, it is expressly stipulated that the following are not Options: (i) any rights, options or warrants to subscribe for, purchase or otherwise acquire shares of Common Stock referred to in clause (v) or (vi) of the definition of Additional Shares of Common Stock; and (ii) any right or option to acquire shares of Series B Preferred Stock pursuant to the JLL Exchange Agreement.

                  "Parity Stock" means (i) prior to the Restated Charter Effectiveness, the securities referred to in clause (ii) of Section 3(a) and (ii) following the Restated Charter Effectiveness, the securities referred to in clause (ii) of Section 3(b), in each case subject to Section 3(c).

                  "Permitted Transferee" has the meaning set forth in Section
         12.

                  "Person" means any corporation, limited liability company, partnership, trust, organization, association, other entity or individual.

                  "Preemptive Rights Notice" has the meaning given in Section 9(a).

                  "Preemptive Rights Portion" has the meaning given in Section 9(a).

                  "Preferred Stock" has the meaning set forth in the Preamble hereto.

                  "Principals" has the meaning given to such term in the Senior Subordinated Notes Indenture.

                  "Record Date" means, with respect to a dividend payable on March 31, June 30, September 30 and December 31 of each year, 5:00 p.m. (Eastern Standard Time) on the preceding March 15, June 15, September 15 and December 15, respectively.

                  "Redemption Date" has the meaning given in Section 6(b).

                  "Redemption Notice" has the meaning set forth in Section 6(b).

                  "Related Parties" has the meaning given to such term in the Senior Subordinated Notes Indenture.

                  "Regular Common Stock" means (i) initially, the class of Common Stock existing on the Issue Date, and (ii) upon the Restated Charter Effectiveness, the Class A Common Stock created as a separate class of Common Stock pursuant to the Restated Certificate of Incorporation.



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                  "Restated Certificate of Incorporation" means the Second
         Amended and Restated Certificate of Incorporation of the Corporation in the form attached as Exhibit B to the Stockholders' Agreement (as the same may from time to time be amended (x) prior to the Restated Charter Effectiveness, pursuant to the Stockholders' Agreement, and (y) after the Restated Charter Effectiveness, pursuant to such Restated Certificate of Incorporation and the DGCL), to be submitted for Stockholder Approval and following Stockholder Approval filed according to the DGCL with the Secretary of State of the State of Delaware.

                  "Restated Charter Effectiveness" means the date of the filing of the Restated Certificate of Incorporation with the Secretary of State of the State of Delaware in accordance with the DGCL following Stockholder Approval.

                  "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                  "Senior Credit Facility" means the credit facilities evidenced by, and the loans and borrowings extended to the Corporation pursuant to the $825 million Senior Credit Agreement, dated on or about the Issue Date, among the Corporation, as borrower the subsidiary guarantors parties thereto, the initial lenders, initial issuing bank and swing line bank named therein, Bank of America, N.A., as Collateral Agent and Administrative Agent, Bank One, N.A., as Documentation Agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Book-Runner, Lead Arranger and Syndication Agent, and Bank of America Securities LLC, as Joint Book-Runner and Joint Lead Arranger, and any one or more deferrals, renewals, extensions, replacements, refinancings or refundings thereof, or amendments, modifications or supplements thereto or replacements thereof (including, without limitation, any amendment increasing the amount that may be borrowed thereunder) and any agreement providing therefor whether by or with respect to the same or any other agents, lenders, creditors or group of creditors (or any combination thereof) and including related notes, guarantee agreements, security agreements and other instruments executed in connection therewith.

                  "Senior Stock" means the securities referred to in clause
         (iii) of Section 3(b), subject to Section 3(c).

                  "Senior Subordinated Notes" means the Corporation's Senior Subordinated Notes due 2010 issued on or about the Issue Date in the initial principal amount of $200,000,000 (the "initial notes") and any notes registered under the Securities Act that are issued in exchange for such notes and any deferrals, renewals, extensions, replacements, refinancings or refundings thereof, or amendments or supplements thereto or replacements thereof.



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                  "Senior Subordinated Notes Indenture" means the Indenture, dated as of October 2, 2000, between the Corporation and U.S. Trust of Texas, N.A., as trustee pursuant to which the Corporation's Senior Subordinated Notes due 2010 in the initial principal amount of $200,000,000 are issued, as the same may be amended from time to time.

                  "Senior Subordinated Notes Warrants" means the warrants to purchase Regular Common Stock issued on or about the Issue Date to Rite Aid Corporation. For purposes of this Certificate of Designations, the Senior Subordinated Notes Warrants shall be deemed to have been issued before the Issue Date.

                  "Series A Preferred Stock" means the Series A-2 Preferred Stock and Series A-1 Preferred Stock.

                  "Series A Certificates of Designations" means the Series A-2 Certificate of Designations and this Certificate of Designations.

                  "Series A-2 Certificate of Designations" means (i) initially, the Certificate of Designations for the Series A-2 Preferred Stock filed pursuant to the DGCL with the Secretary of State of the State of Delaware on or about the Issue Date, and (ii) following the Restated Charter Effectiveness, Exhibit A to the Restated Certificate of Incorporation, in each case, as amended, supplemented or restated from time to time.

                  "Series A-2 Preferred Stock" means the Preferred Stock designated by the Board of Directors as Series A-2 11% Preferred Stock and having the powers, designations, preferences, and the relative, participating, optional and other special rights and qualifications, limitations and restrictions set forth in the Series A-2 Certificate of Designations.

                  "Series A-1 Preferred Stock" has the meaning set forth in
         Section 1.

                  "Series B Certificate of Designations" means (i) initially the Certificate of Designations for the Series B Preferred Stock filed pursuant to the DGCL with the Secretary of State of the State of Delaware on or about the Issue Date, and (ii) following the Restated Charter Effectiveness, Exhibit C to the Restated Certificate of Incorporation, in each case, as amended, supplemented or restated from time to time.

                  "Series B Preferred Stock" means the Preferred Stock designated by the Board of Directors as Series B Convertible Preferred Stock and having the powers, designations, preferences, and the relative, participating, optional and other special rights and qualifications, limitations and restrictions set forth in the Series B Certificate of Designations.

                  "Stockholder Approval" means the approval by the stockholders of the Corporation of the adoption of the Restated Certificate of Incorporation and of the authorization and issuance of the Class B Common Stock to be issued to the Holders and the holders of the Series A-2 Preferred Stock and Series B Preferred Stock in accordance with the terms of this Certificate of Designations, the Series A-2 Certificate of Designations and the Series B Certificate of Designations.

                  "Stockholders' Agreement" means the Stockholders' Agreement, dated on or about the Issue Date, among the Corporation, Joseph Littlejohn & Levy Fund III, L.P., Rite Aid Corporation and the other Persons named therein, as the same may be amended, supplemented or restated from time to time.

                  "Subsidiary" means, with respect to any specified Person: (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of capital stock or other equity interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by a Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and (ii) any partnership (A) the sole general partner or the managing general partner of which is the Person or a Subsidiary of that Person or (B) the only general partners of which are the Person or one or more Subsidiaries of that Person (or any combination thereof).

                  "Transfer" means any direct or indirect (including, without limitation, through the transfer of a controlling interest in a Permitted Transferee) sale, transfer, assignment, grant of participation interest in, option, pledge, hypothecation, encumbrance or other disposition.

                  "Voting Stock" means, with respect to any Person, the Capital Stock of any class or kind ordinarily having the power to vote generally for the election of directors (or other persons or bodies performing similar functions) of such Person.

         Section 3. Rank.

         (a) Prior to the Restated Charter Effectiveness. Prior to and until the Restated Charter Effectiveness, the Series A-1 Preferred Stock shall, with respect to dividends and distributions and upon a Liquidation Event, rank:

                  (i) senior to (A) all classes or series of Common Stock and
         (B) each other class or series of Capital Stock of the Corporation created after the Issue Date and prior to the Restated Charter Effectiveness; and

                  (ii) on a parity with the Series A-2 Preferred Stock and the Series B Preferred Stock.

         (b) Following the Restated Charter Effectiveness. Upon and following the Restated Charter Effectiveness, the Series A-1 Preferred Stock shall, with respect to dividends and distributions and upon a Liquidation Event, rank:

                  (i) senior to all classes or series of Common Stock;

                  (ii) on a parity with the Series A-2 Preferred Stock;

                  (iii) junior to each series or class of Preferred Stock created after the Restated Charter Effectiveness.

         (c) The respective definitions of Junior Stock, Parity Stock and Senior Stock shall also include any options, warrants or other rights exercisable or exchangeable for or convertible into any of the Junior Stock, Parity Stock or Senior Stock, as the case may be.

         Section 4. Dividends.

         (a) Prior to the Restated Charter Effectiveness. Prior to and until the Restated Charter Effectiveness:

                  (i) Beginning on the Dividend Start Date, the Holders of outstanding shares of Series A-1 Preferred Stock shall be entitled to receive (if and to the extent of surplus legally available therefor), dividends at the Dividend Rate payable solely in additional shares of Series A-1 Preferred Stock ("Additional Series A-1 Shares") in accordance with the terms of this Section 4. Following the Dividend Start Date, such dividends shall be payable quarterly in arrears on each Dividend Payment Date for the Dividend Period ending on such Dividend Payment Date. Dividends on the Series A-1 Preferred Stock shall accrue (whether or not declared) and be cumulative from (and including) the first day of each Dividend Period in which dividends may be payable, and accrued dividends for each Dividend Period shall accumulate to the extent not paid on the Dividend Payment Date for such Dividend Period; provided that dividends on Additional Series A-1 Shares shall accrue from (and including) the date such Additional Series A-1 Shares are issued pursuant to this Section 4(a), whether or not in any Dividend Period there shall be surplus of the Corporation legally available for the payment of such dividends. Each such dividend shall be payable to the Holders of shares of Series A-1 Preferred Stock on the corresponding Record Date.

                  (ii) The amount of dividends payable for each full Dividend Period for the Series A-1 Preferred Stock shall be computed by dividing the applicable Dividend Rate by four. The amount of dividends payable for any period shorter or longer than a full Dividend Period, shall be computed on the basis of twelve 30-day months and a 360-day year. Holders of shares of Series A-1 Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of cumulative dividends as herein provided. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment on the Series A-1 Preferred Stock that may be in arrears; except that if dividends are not paid in full on any Dividend Payment Date, dividends will cumulate as if the unpaid dividends were payable in cash and the Liquidation Preference had been increased by the amount of unpaid dividends until paid.

                  (iii) Dividends on the shares of Series A-1 Preferred Stock pursuant to this Section 4(a) shall continue to accrue and accumulate until full cumulative dividends (including an amount equal to a prorated dividend for the period from the last Dividend Payment Date to (but not including) the date of the Restated Charter Effectiveness) have been declared and paid on the Series A-1 Preferred Stock for all Dividends Periods terminating prior to the date of the Restated Charter Effectiveness; provided that such dividends shall cease to accrue or accumulate on (but not including) the date of the Restated Charter Effectiveness.

                  (iv) The number of Additional Series A-1 Shares to be issued as dividends pursuant to this Section 4(a) will equal the cash amount of the dividend that would have been payable on a share of Series A-1 Preferred Stock if dividends were payable in cash, divided by $1,000, rounded to the nearest full share, up or down, after taking into account all shares of Series A-1 Preferred Stock owned by the Holder thereof, provided that if the resulting fractional share held by such Holder equals one-half of a share of Series A-1 Preferred Stock, such fractional share shall be rounded up to the nearest full share.

                  (v) Accrued dividends for any past Dividend Periods may be declared and paid on any subsequent Dividend Payment Date or any other date established by the Board.

         (b) Following the Restated Charter Effectiveness. Upon and following the Restated Charter Effectiveness, in the event the Corporation at any time or from time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, any dividend or distribution on shares of any class or series of Common Stock (other than any dividend or distribution payable in shares of Common Stock effected in accordance with Section 8(a)), then and in each such event each Holder shall be entitled to receive the amount of such dividend or distribution that such Holder would have received had its shares of Series A-1 Preferred Stock been converted into Class B Common Stock pursuant to Section 7 immediately prior to the record date for such dividend or distribution.

         (c) Dividends or Distributions on Parity Stock. So long as any shares of the Series A-1 Preferred Stock are outstanding, (i) no dividend or distribution may be declared or paid or set apart for payment on any Parity Stock by the Corporation, directly or indirectly, unless (A) such dividend or distribution is required by the terms of such Parity Stock pursuant to the certificate of designations for such Parity Stock (or other instrument pursuant to which such Parity Stock was created and setting forth the powers, designations, preferences and other special rights and qualifications, limitations and restrictions of such Parity Stock) as in effect on the initial issuance of such Parity Stock, and (B) all accumulated and unpaid dividends and distributions due to be paid on the Series A-1 Preferred Stock, and any redemption payments required by Section 6, have been or are contemporaneously paid or are being paid on a pro rata basis with any such Parity Stock, and (ii) except as otherwise provided in Section 6(f), no Parity Stock may be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available to a sinking fund for the redemption of any shares of such stock) by the Corporation directly or indirectly, unless (A) all accumulated and unpaid dividends and distributions due to be paid on the Series A-1 Preferred Stock, and any redemption payments required by Section 6, have been or are contemporaneously paid, and (B) such redemption, purchase or acquisition is required by the certificate of designations for such Parity Stock (or other instrument pursuant to which such Parity Stock was created and setting forth the powers, designations, preferences and other special rights and qualifications, limitations and restrictions of such Parity Stock) as in effect on the initial issuance of such Parity Stock.

         (d) Dividends or Distributions on Junior Stock. So long as any shares of Series A-1 Preferred Stock are outstanding, no dividends or other distribution may be declared or paid or set apart for payment on any Junior Stock, nor may any Junior Stock be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation, directly or indirectly, other than (i) a redemption, purchase or other acquisition of shares of Common Stock made solely pursuant to the terms of an employee incentive or benefit plan of the Corporation or its Subsidiaries, (ii) dividends or distributions on shares of Common Stock effected solely in accordance with
Section 4(b) or 8(g), and (iii) dividends or distributions made solely in Junior Stock effected in accordance with Section 8(a).

         Section 5. Liquidation Rights.

         (a) Upon the occurrence of a Liquidation Event, subject to the rights of holders of Senior Stock and Parity Stock, each Holder shall be entitled to be paid, before any distribution is made on any Junior Stock, out of the assets of the Corporation available for distribution to its stockholders an amount per share in cash equal to the greater of (i) the Liquidation Preference, as of the date fixed for the Liquidation Event, for each outstanding share of Series A-1 Preferred Stock held by such Holder and (ii) the amount such Holder would have received upon such final distribution if all outstanding shares of Series A-1 Preferred Stock had been converted into shares of Common Stock pursuant to Section 7 (assuming that (A) the Restated Charter Effectiveness has occurred and (B) all outstanding shares of Series A-2 Preferred Stock and Series B Preferred Stock had been converted into shares of Common Stock pursuant to the Series A-2 Certificate of Designations and the Series B Certificate of Designations, respectively, immediately prior to such Liquidation Event).

         (b) If the assets distributable in any such Liquidation Event to the Holders and to the holders of outstanding shares of all Parity Stock are insufficient to permit the payment to such holders of the full preferential amounts to which they may be entitled, such assets shall be distributed ratably among the holders of the outstanding shares of Series A-1 Preferred Stock and Parity Stock in proportion to the full preferential amount each such holder would otherwise be entitled to receive.

         (c) For purposes of this Section 5, a Liquidation Event shall, at the election of the Holders of a majority of the outstanding shares of Series A-1 Preferred Stock, voting separately as a single class, include (i) the consolidation or merger of the Corporation into any other corporation or entity if the Corporation is not the continuing or surviving corporation or entity of such consolidation or merger, (ii) the consolidation or merger of any other corporation or entity into the Corporation with the Corporation being the continuing or surviving corporation if, in connection with such consolidation or merger, the shares of Common Stock are changed into or exchanged for stock or other securities of any other Person or cash or any other property, and (iii) the transfer by the Corporation of all or substantially all of its properties or assets to any other corporation or entity (other than to a wholly-owned Subsidiary of the Corporation if such Subsidiary remains wholly owned by the Corporation after such transfer or any other transaction or series of transactions related to such transfer).

         (d) After payment of the full preferential amount to which the Holders are entitled pursuant to this Section 5, the Holders shall not be entitled to any further participation in any distribution of assets of the Corporation, and all rights of the Holders with respect to their shares of Series A-1 Preferred Stock shall terminate.

         Section 6. Redemption.

         (a) Unless the Restated Charter Effectiveness shall have occurred prior to the occurrence of the event described in clause (i) or (ii) of this Section 6(a), the Corporation shall redeem, to the extent of funds legally available therefor (determined pursuant to Section 6(e)), in the manner provided for in this Section 6 all of the then outstanding shares of Series A-1 Preferred Stock at the Liquidation Preference as of the Redemption Date (the "Mandatory Redemption Price") on (i) the eleventh anniversary of the Issue Date or (ii) in the event a Change of Control of the Corporation has occurred, upon receipt of notice (no later than 30 days following the later of the occurrence of such Change of Control or public announcement of the occurrence of such Change of Control) from the Holders of a majority of the outstanding shares of Series A-1 Preferred Stock demanding a redemption of the outstanding shares of Series A-1 Preferred Stock. The Corporation shall pay the Mandatory Redemption Price in cash. The date for any such redemption (the "Redemption Date") shall be
(A) in the case of a redemption occurring pursuant to clause (i) of this Section 6(a), the date of the eleventh anniversary of the Issue Date, or if such date is not a Business Day, the first Business Day following such date, and (B) in the case of a redemption occurring pursuant to clause (ii) of this Section 6(a), a date to be fixed by the Corporation that is a Business Day no earlier than 30 days and no later than 60 days following the notice referred to in clause (ii) of this Section 6(a).

         (b) No later than 20 days and no earlier than 60 days prior to the Redemption Date, the Corporation shall give written notice (the "Redemption Notice") to each Holder at such Holder's address as it appears on the stock books of the Corporation. The Redemption Notice shall state:

                  (i) whether the redemption is pursuant to clause (i) or (ii) of Section 6(a);

                  (ii) the Mandatory Redemption Price;

                  (iii) Redemption Date; and

                  (iv) the location (which shall be in New York City, New York) at which the Holder is to surrender to the Corporation (or its agent), for redemption, its certificate or certificates representing its shares of Series A-1 Preferred Stock, and the manner for the surrender of such certificate or certificates.

         (c) Each Holder shall surrender the certificate or certificates representing its shares of Series A-1 Preferred Stock to the Corporation, duly endorsed (or otherwise in proper form for transfer, as determined by the Corporation), in the manner and at the place designated in the Redemption Notice. On the Redemption Date, the Corporation shall pay, or cause to be paid, the full Mandatory Redemption Price for the shares so surrendered in cash (i) to the Person whose name appears on such certificate or certificates as the owner thereof, and, upon such payment, each surrendered certificate shall be canceled and retired and (ii) if such certificate is not surrendered by a Holder but the Holder certifies to the Corporation that the certificate or certificates representing its shares of Series A-1 Preferred Stock have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such lost, stolen or destroyed certificates (and, if requested by the Corporation, posts a customary bond reasonably satisfactory to the Corporation to cover such loss), to such Holder.

         (d) Unless the Corporation defaults in the payment of the applicable Mandatory Redemption Price, dividends on the shares of Series A-1 Preferred Stock shall cease to accumulate on the Redemption Date, and all rights of the Holders with respect to their Series A-1 Preferred Stock, other than the right to receive the Mandatory Redemption Price, shall terminate on the Redemption Date.

         (e) For the purpose of determining whether funds are legally available for redemption of Series A-1 Preferred Stock pursuant to this Section 6, (i) the Corporation shall value its assets at the highest amount permissible under applicable law, (ii) if the redemption is pursuant to clause (ii) of Section 6(a), the Corporation may, at its option, set aside the funds necessary to prepay, redeem or offer to purchase any Indebtedness of the Corporation or its Subsidiaries that, by its terms, has to be prepaid or redeemed, or requires that the Corporation or its Subsidiaries extend to the holders thereof an offer to purchase such Indebtedness, including the Senior Credit Facility and the Senior Subordinated Notes, and (iii) the Corporation may, at its option, set aside the funds necessary to satisfy any dividend, redemption or other obligations with respect to any Senior Stock or Parity Stock required by the certificate of designations for such Senior Stock or Parity Stock (or other instrument pursuant to which such Senior Stock or Parity Stock was created and setting forth the powers, designations, preferences and other special rights and qualifications, limitations and restrictions of such Senior Stock or Parity Stock).

         (f) If on the Redemption Date funds of the Corporation legally available therefor are insufficient to pay the Mandatory Redemption Price in full for all the shares of Series A-1 Preferred Stock, (i) the Corporation shall use funds to the extent legally available for such purpose, (ii) the Corporation shall effect the Mandatory Redemption Obligation pro rata according to the number of shares of Series A-1 Preferred Stock held by each holder and (iii) the Dividend Rate on any unpaid portion of the Mandatory Redemption Price shall be increased by 2%. If the Corporation is unable or fails to discharge its Mandatory Redemption Obligation, the Mandatory Redemption Obligation shall be discharged as soon as the Corporation is able to discharge the Mandatory Redemption Obligation. If and so long as the Mandatory Redemption Obligation is not fully discharged, the Corporation may not, directly or indirectly, (A) redeem, purchase, or otherwise acquire any Parity Stock or Junior Stock or discharge any mandatory or optional redemption, sinking fund or other similar obligation in respect of any Parity Stock or Junior Stock (except in connection with a redemption, sinking fund or other similar obligation regarding Parity Stock being satisfied on a pro rata basis) or (B) declare or make any dividend or distribution in respect of any Junior Stock.

         (g) Notwithstanding the foregoing, any Holder may, at any time prior to the close of business on the Business Day immediately preceding the Redemption Date, elect to convert, pursuant to Section 7(a), its shares of Series A-1 Preferred Stock into Common Stock in lieu of any redemption of its Series A-1 Preferred Stock. Upon such

Conversion, the Holders shall no longer be entitled to any payment in connection with the redemption for the Series A-1 Preferred Stock.

         (h) The Corporation need not establish any sinking fund for the Mandatory Redemption Obligation.

         Section 7. Conversion.

         (a) Conversion Right. At any time following the Restated Charter Effectiveness, subject to and in compliance with the provisions of this Section 7, any Holder may, at such Holder's election, convert all, but not less than all, of such Holder's shares of Series A-1 Preferred Stock into shares of Class B-1 Common Stock (the "Electing Holder"), and upon any such conversion, all other outstanding shares of Series A-1 Preferred Stock shall automatically convert into shares of Class B-1 Common Stock (the "Conversion"). Notwithstanding any call for redemption pursuant to Section 6, the right to convert shares pursuant to this Section 7 shall terminate at the close of business on the Business Day immediately preceding the Redemption Date, unless the Corporation defaults in making payment of the Mandatory Redemption Price in full on the Redemption Date.

         (b) Conversion Ratio. The number of shares of Class B-1 Common Stock deliverable upon Conversion of one share of Series A-1 Preferred Stock, adjusted as provided in Section 8, is referred to in this Certificate of Designations as the "Conversion Ratio." The Conversion Ratio, as of any date, shall be an amount equal to the Liquidation Preference as of such date divided by the Conversion Price. The "Conversion Price" will initially be $20.00, subject to adjustment from time to time pursuant to Section 8.

         (c) Conversion Mechanics.

                  (i) The Electing Holder shall surrender the certificate representing its shares of Series A-1 Preferred Stock at the principal office of the Corporation, with a written notice of election to convert completed and signed.

                  (ii) On the Conversion Date, all outstanding shares of Series A-1 Preferred Stock shall be converted automatically without any further action by the Holders (and whether or not the certificates representing such shares are surrendered at the office of the Corporation). The Corporation shall issue certificates representing shares of Class B-1 Common Stock issuable upon the Conversion upon surrender of certificates representing the corresponding shares of Series A-1 Preferred Stock. Unless the shares issuable on Conversion by the Holder are to be issued in the same name as the name in which such shares of Series A-1 Preferred Stock are registered, each share surrendered shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the Holder or the Holder's duly authorized attorney. The Corporation shall not be obligated to issue certificates for shares of Class B-1 Common Stock in any name other than the name or names set forth on the certificates for the shares of Series A-1 Preferred Stock unless the requirements of the Stockholders' Agreement relating to the transfer of shares of Series A-1 Preferred Stock have been complied with or waived by the Corporation.

                  (iii) Notwithstanding clause (i) or (ii) of this Section 7(c), if the Holder of any share or shares of Series A-1 Preferred Stock certifies to the Corporation that the certificates representing such share or shares have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such lost, stolen or destroyed certificates (and, if requested by the Corporation, posts a customary bond reasonably satisfactory to the Corporation to cover such loss), then the Corporation shall issue certificates representing the Class B-1 Common Stock issuable upon the Conversion in the name of such holder.

                  (iv) As promptly as practicable after the delivery by the Holder of the certificates for shares of Series A-1 Preferred Stock (or in the case of a lost certificate, the certification, the agreement and, if requested, the posting of the bond described in clause (iii) of this Section 7(c)), the Corporation shall issue and shall deliver to such Holder, or, subject to compliance with the provisions Section 12 and the Stockholders' Agreement relating to the transfer of shares of Series A-1 Preferred Stock, on the Holder's written order to the Holder's transferee, (A) a certificate or certificates for the whole number of shares of Class B-1 Common Stock issuable - upon the Conversion of such shares in accordance with the provisions of this
         Section 7, and (B) any cash - adjustment required pursuant to Section 7(f).

                  (v) The Conversion shall be deemed to have been effected immediately prior to the close of business on the Conversion Date. The Person in whose name or names any certificate or certificates for shares of Class B-1 Common Stock shall be issuable upon such Conversion shall be deemed to have become the holder of record of the shares of Class B-1 Common Stock represented thereby at such time on the Conversion Date and the Conversion shall be into a number of whole shares of Class B-1 Common Stock equal to the product of the number of shares of Series A-1 Preferred Stock surrendered multiplied by the Conversion Ratio in effect on the applicable Conversion Date. All shares of Class B-1 Common Stock delivered upon conversion of the Series A-1 Preferred Stock will upon delivery be duly and validly issued and fully paid and non-assessable, free of all liens, pledges and other security interests and not subject to any preemptive rights. As of the effective time of the Conversion, the shares of Series A-1 Preferred Stock so converted will no longer be deemed to be outstanding and all rights of a holder with respect to such shares so converted shall immediately terminate except the right to receive the Class B-1 Common Stock and other amounts payable pursuant to this Section 7.

         (d) Reservation of Shares; Compliance with Laws. The Corporation covenants that it will at all times following the Restated Charter Effectiveness reserve and keep available, free from preemptive rights, such number of its authorized but unissued shares of Class B-1 Common Stock as shall be required for the purpose of effecting the Conversion of the Series A-1 Preferred Stock. Promptly (and in any event no later than two Business Days) following receipt of Stockholder Approval, the Corporation shall file the Restated Certificate of Incorporation pursuant to the DGCL with the Secretary of State of the State of Delaware. Prior to the delivery of any Common Stock that the Corporation is obligated to deliver upon the Conversion, the Corporation shall comply with all applicable federal and state laws and regulations which require action to be taken by the Corporation.

         (e) Transfer Taxes, etc. The Corporation will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Class B-1 Common Stock upon the Conversion, other than any tax payable in respect of any transfer involved in the issue or delivery of shares of Class B-1 Common Stock in a name other than that of the Holder of the Series A-1 Preferred Stock to be converted. The Corporation shall have the right not to issue or deliver any shares of Class B-1 Common Stock in a name other than that of the Holder of the Series A-1 Preferred Stock to be converted unless and until the Person requesting such issue or delivery has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

         (f) No Fractional Shares. No fractions of shares of Class B-1 Common Stock shall be required to be issued to a Holder in connection with the Conversion. In lieu thereof, the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to such fractional interest multiplied by the Current Market Price per share of Regular Common Stock on the Conversion Date.

         (g) No Impairment. The Corporation will not, through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 7 and in the taking of all such action as may be necessary or appropriate following the Restated Charter Effectiveness in order to protect the conversion rights of the holders of the Series A-1 Preferred Stock against impairment. Without limiting the generality of the foregoing, following the Restated Charter Effectiveness, the Corporation (i) will take all such action as may be necessary or appropriate in order that the Corporation may validly and legally issue fully paid nonassessable shares of Class B-1 Common Stock on the Conversion, free of all preemptive rights, and
(ii) will not take any action which results in any adjustment of the applicable Conversion Price if the total number of shares of Class B-1 Common Stock issuable after the action upon the Conversion of all of the Series A-1 Preferred Stock will exceed the total number of shares of Class B-1 Common Stock then authorized by the Corporation's Certificate of Incorporation and available for the purpose of issue upon such Conversion.

         Section 8. Adjustments to Conversion Price.

         (a) Adjustment for Stock Dividends, Distributions and Subdivisions. In the event the Corporation shall declare or pay any dividend or make any other distribution on the Common Stock payable in shares of Common Stock, or shall effect a subdivision of the outstanding Common Stock, into a greater number of shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock), then and in each such case the applicable Conversion Price in effect immediately prior to such stock dividend, distribution or subdivision shall, concurrently with the effectiveness of such stock dividend, distribution or subdivision, be proportionately decreased, subject to the following qualifications: (i) in the event such issuance is declared but not effected, the applicable Conversion Price shall be readjusted as if such issuance was not declared; and (ii) no adjustment in the Conversion Price shall be made in the event the Holders simultaneously receive a dividend or other distribution of such securities in an amount equal to the amount of such securities as they would have received had (assuming that the Restated Charter Effectiveness has occurred) the Series A-1 Preferred Stock been converted into Class B-1 Common Stock pursuant to Section 7 immediately prior to such event (or, if applicable, the record date for such event).

         (b) Adjustments for Combinations or Consolidation of Common Stock. In the event the outstanding Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then and in each such case the applicable Conversion Price in effect immediately prior to such combination or consolidation shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

         (c) Adjustments for Consolidation, Merger, Sale of Assets, Reorganization, etc. In the event the Corporation (i) consolidates with or merges into any other corporation or entity and is not the continuing or surviving corporation or entity of such consolidation or merger, (ii) permits any other corporation or entity to consolidate with or merge into the Corporation and the Corporation is the continuing or surviving corporation but, in connection with such consolidation or merger, the shares of Common Stock are changed into or exchanged for stock or other securities of any other Person or cash or any other property, or (iii) transfers all or substantially all of its properties or assets, directly or indirectly, to any other corporation or entity (other than to a wholly owned Subsidiary of the Corporation if such Subsidiary remains wholly owned by the Corporation after such transfer or any other transaction or series of transactions related to such transfer), then, and in each such event, proper provision shall be made so that, upon the basis and the terms and in the manner provided in this Section 8(c), each Holder, upon the Conversion at any time after the consummation of such consolidation, merger or transfer, shall be entitled to receive, in lieu of the shares of Common Stock issuable upon the Conversion prior to such consummation, the stock and other securities, cash and property to which such Holder would have been entitled upon such consummation if such Holder (assuming that the Restated Charter Effectiveness has occurred) had converted its Series A-1 Preferred Stock pursuant to Section 7 immediately prior to such consummation (or, if applicable, any record date with respect to such transaction), subject to adjustments (subsequent to such corporate action) as nearly equivalent as possible to the adjustments provided for in this Section 8(c). Notwithstanding anything contained herein to the contrary, (A) the Corporation will not effect any of the transactions described in the clauses (i) through (iii) of this Section 8 unless, prior to the consummation thereof, each corporation (other than the Corporation) which may be required to deliver any stock, securities, cash or property upon the conversion of Series A-1 Preferred Stock shall assume, by written instrument, a copy of which shall be delivered to each Holder, the obligation to deliver to such Holder such shares of stock, securities, cash or property as such holder may be entitled to receive upon such conversion, and (B) in the event the Holders of a majority of the outstanding shares of Series A-1 Preferred Stock, voting separately as a single class, elect to declare that any of the transactions described in clauses (i) through (iii) constitute a Liquidation Event, then the provisions of this Section 8(c) shall not apply to such transaction and, in lieu thereof, the Holders shall be entitled to the amounts set forth in Section 5 with respect to such Liquidation Event.

         (d) Adjustments for Reclassification, Exchange and Substitution. If the Common Stock is changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision, combination or consolidation of shares, or merger, consolidation or asset sale, provided for in Sections 8(a), 8(b) and 8(c) or any reclassification resulting from the adoption of the Restated Certificate of Incorporation), then and in each such case the applicable Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the Series A-1 Preferred Stock shall be convertible into, in lieu of the number of shares of Class B-1 Common Stock which the Holders would otherwise have been entitled to receive (assuming that the Restated Charter Effectiveness has occurred), a number of shares of such other class or classes of stock equivalent to the number of shares of Class B-1 Common Stock that would have been subject to receipt by the Holders upon any Conversion (assuming that the Restated Charter Effectiveness has occurred) immediately before that change. No class or series of Common Stock shall be so changed into shares of any other class or series of stock unless a proportional and equivalent change is made with respect to all other classes or series of Common Stock. For avoidance of doubt, it is stipulated that the provisions of this Section 8(d) shall not apply to any exchange of shares of Common Stock into shares of Series B Preferred Stock pursuant to the JLL Exchange Agreement.

         (e) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation, at any time after the Issue Date and prior to the Restated Charter Effectiveness, issues or sells Additional Shares of Common Stock for a consideration per share less than the Current Market Price in effect immediately prior to such issuance or sale, then and in each such event, the applicable Conversion Price shall be reduced, concurrently with such issue or sale, to a price (calculated to the nearest cent) determined by multiplying the applicable Conversion Price by a fraction (i) the numerator of which shall be (A) the number of shares of Common Stock outstanding immediately prior to such issue or sale, plus (B) the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued or sold would purchase at the Current Market Price in effect immediately prior to such issuance or sale, and (ii) the denominator of which shall be (A) the number of shares of Common Stock outstanding immediately prior to such issue or sale plus
(B) the number of Additional Shares of Common Stock so issued or sold. The provisions of this Section 8(e) shall not apply to any issuance or sale of Additional Shares of Common Stock for which an adjustment is provided under
Section 8(a).

         (f) Issue of Securities Deemed Issue of Additional Shares of Common Stock. In the event (i) the Corporation, at any time after the Issue Date and prior to the Restated Charter Effectiveness, issues, sells or grants any Options or Convertible Securities, or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities and (ii) the consideration per share for the Additional Shares of Common Stock issuable upon the exercise of such Options, or in the case of Convertible Securities, the conversion or exchange of such Convertible Securities shall be less than the Current Market Price in effect immediately prior to such issue, sale or grant, or such record date, as the case may be, then, and in each such case, (A) the maximum number of shares of Common Stock (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be issuances of Additional Shares of Common Stock issued as of the time of such issue, sale or grant or, in case such a record date shall have been fixed, as of the close of business on such record date, and
(B) the Conversion Price shall be adjusted in accordance with Section 8(e) on the date of and immediately prior to such issue, sale or grant, or the record date, as the case may be. In any such case in which Additional Shares of Common Stock are deemed to be issued or sold pursuant to this Section 8(f):

                  (1) no further adjustment in the applicable Conversion Price shall be made upon the subsequent issue of Convertible Securities or Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                  (2) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any decrease in the consideration payable to the Corporation, or increase in the number of Additional Shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the adjustments to the Conversion Price computed upon the original issue, sale, grant or assumption thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such decrease or increase becoming effective, be recomputed (and the Conversion Price shall automatically be adjusted as so recomputed) to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities which are outstanding at such time; and

                  (3) no readjustment pursuant to the preceding clause (2) shall have the effect of increasing the applicable Conversion Price to an amount which exceeds the lower of (A) the applicable Conversion Price on the original adjustment date and (B) the applicable Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

The consideration per share deemed to be received by the Corporation for Additional Shares of Common Stock relating to Options and Convertible Securities, shall be determined by dividing (x) the total amount, if any, actually received by the Corporation as consideration for the issue, sale, grant or assumption of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating to such Options or Convertible Securities without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise in full of such Options or the conversion or exchange in full of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise in full of such Options for Convertible Securities and the conversion or exchange in full of such Convertible Securities, by (y) the maximum number of Additional Shares of Common Stock (as set forth in the instruments relating to such Options or Convertible Securities, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

         (g) Certain Payments in Lieu of Dividends. In case the Corporation, at any time on or after the Issue Date and prior to the Restated Charter Effectiveness, shall, by dividend or otherwise, distribute to all holders of its Regular Common Stock evidences of its indebtedness or assets (including securities other than dividends and distributions paid pursuant to Section 8(a)), then the Conversion Price shall be adjusted by multiplying the Conversion Price then in effect by a fraction (i) the numerator of which shall be (A) the Current Market Price of a share of Regular Common Stock on the record date fixed for such distribution minus (B) the Market Value of the portion of the assets or evidences of indebtedness so distributed applicable to one share of Regular Common Stock and (ii) the denominator of which shall be the Current Market Price of a share of Regular Common Stock on the record date fixed for such distribution.

         (h) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the applicable Conversion Price pursuant to this
Section 8, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each Holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or to be received by the Corporation for any Additional Shares of Common Stock, or any Options or Convertible Securities, as the case may be, issued or sold or deemed to have been issued,
(ii) the number of shares of Common Stock outstanding or deemed to be outstanding, and (iii) the applicable Conversion Price in effect immediately prior to such issue or sale and as adjusted and readjusted on account thereof. The Corporation shall, upon the written request at any time of any Holder, furnish or cause to be furnished to such Holder a like certificate setting forth
(i) the applicable Conversion Price at the time in effect, and showing how it was calculated, and (ii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon a Conversion. At the request of the Holders of a majority of the then outstanding Series A-1 Preferred Stock, the Corporation will have the certificates referred to in this
Section 8(h) prepared and delivered by an internationally recognized independent accounting firm.

         Section 9. Preemptive Rights.

         (a) The Corporation shall provide each Holder with a written notice (a "Preemptive Rights Notice") of any proposed issuance by the Corporation of any New Securities at least 30 days prior to the proposed issuance date. Such notice shall specify the price at which the New Securities are to be issued and the other material terms of the issuance. Each Holder shall be entitled to purchase, at the price and on the terms at which such New Securities are proposed to be issued and specified in such Preemptive Rights Notice, such Holder's Preemptive Rights Portion of such class of the New Securities proposed to be issued. "Preemptive Rights Portion" means the pro rata portion of New Securities proposed to be issued by the Corporation, which amount shall, for each Holder, be based upon the ratio of (i) the number of shares of Class B-1 Common Stock that such Holder would receive upon the Conversion of its shares of Series A-1 Preferred Stock into Class B-1 Common Stock pursuant to Section 7 immediately prior to the issuance of the New Securities (assuming that the Restated Charter Effectiveness had occurred) to (ii) the total number of issued and outstanding shares of Common Stock immediately prior to the issuance of the New Securities (assuming
(A) that the Restated Charter Effectiveness has occurred and (B) the conversion of all securities convertible into, and the exercise of all options, warrants or other arrangements representing the right to purchase or otherwise acquire any shares of Common Stock).

         (b) A Holder may exercise its rights under this Section 9 by delivering written notice of its election to purchase New Securities to the Corporation within 15 days of receipt of the Preemptive Rights Notice. A delivery of such a written notice (which notice shall specify the amount of New Securities to be purchased by the Shareholder submitting such notice) by such Holder shall constitute a binding agreement of such Holder to purchase, at the price and on the terms specified in the Preemptive Rights Notice, the number of New Securities specified in such Holder's written notice.

         (c) In the case of any issuance of New Securities, the Corporation shall have 90 days from the date of the Preemptive Rights Notice to consummate the proposed issuance of any or all of such New Securities which the Holders have not elected to purchase at the price and upon terms that are not materially less favorable to the Corporation than those specified in the Preemptive Rights Notice. At the consummation of such issuance, the Corporation shall issue certificates representing the New Securities to be purchased by each Holder exercising preemptive rights pursuant to this Section 9 registered in the name of such Holder, against payment by such Holder of the purchase price for such New Securities. If the Corporation proposes to issue such New Securities after such 90-day period, it shall again comply with the procedures set forth in this
Section 9.

         Section 10. Voting Rights.

         (a) The Holders shall not be entitled to any voting rights, except as hereinafter provided in this Section 10 or as otherwise provided by DGCL or other applicable law.

         (b) So long as the number of outstanding shares of Series A-1 Preferred Stock is equal to or greater than 10% of the number of shares of Series A-1 Preferred Stock issued on the Issue Date (subject to adjustments for stock dividends or distributions and subdivisions, combinations or consolidation of stock), the affirmative vote of the Holders of at least a majority of the then outstanding shares of Series A-1 Preferred Stock voting or consenting, as the case may be, separately as a single class shall be required for the Corporation to:

                  (i) amend or repeal any provision of, or add any provision to, the Corporation's certificate of incorporation or by-laws so as to affect adversely the powers, rights, preferences (including, without limitation, liquidation preferences, conversion price and redemption provisions) or voting rights of the shares of Series A-1 Preferred Stock; provided that the filing of the Restated Certificate of Incorporation pursuant to the DGCL with the Secretary of State of the State of Delaware shall not require prior approval of the Holders pursuant to this Section 10(c);

                  (ii) amend or repeal any provision of, or add any provision to, this Certificate of Designations, the Series A-2 Certificate of Designations or the Series B Certificate of Designations;

                  (iii) authorize or create any class or series of Senior Stock or Parity Stock, or issue any shares of Senior Stock or Parity Stock, except in either case for the authorization and creation of the Series A-2 Preferred Stock and the Series B Preferred Stock, the issuance of shares of Series B Preferred Stock pursuant to the Series B Certificate of Designations, and the issuance of shares of Series A-2 Preferred Stock (including issuances of shares of Series A-2 Preferred Stock as a dividend on the Series A-2 Preferred Stock in accordance with the Series A-2 Certificate of Designations) in accordance with the Series A-2 Certificate of Designations;

                  (iv) reclassify any shares of Junior Stock into shares of Parity Stock or Senior Stock, or any shares of Parity Stock into shares of Senior Stock, for avoidance of doubt it being stipulated that any exchange of shares of Regular Common Stock into shares of Series B Preferred Stock shall not be deemed a reclassification of such stock or require approval of the Holders pursuant to this Section 10(c);

                  (v) repurchase or redeem any Capital Stock of the Corporation, other than (A) the Series A-2 Preferred Stock issued on the Issue Date or issued as a dividend on the Series A-2 Preferred Stock in accordance with the Series A-2 Certificate of Designations and (B) the Series B Preferred Stock issued pursuant to the Series B Certificate of Designations, for avoidance of doubt it being stipulated that any exchange of shares of Regular Common Stock into shares of Series B Preferred Stock shall not be deemed a redemption or repurchase of such stock or require approval of the Holders pursuant to this Section 10(c);

                  (vi) incur, or permit any of its Subsidiaries to incur, any Indebtedness (other than any Indebtedness under the Senior Credit Facility or the Senior Subordinated Notes) that would result in the Corporation having an Interest Coverage Ratio of less than 1.50:1.00; provided that such incurrence shall not constitute a violation of this clause (vii) unless the Indebtedness so incurred remains outstanding for at least 30 consecutive days following the initial incurrence thereof;

                  (vii) voluntarily file for bankruptcy, liquidation, dissolution or winding up of the Corporation;

                  (viii) increase the number of Directors to more than eleven, unless the holders of Series B Preferred Stock or Class B-1 Common Stock are entitled to elect an additional Class B-1 Director pursuant to the Series B Certificate of Designations or the Restated Certificate of Incorporation, or the holders of Series A-2 Preferred Stock or Class B-2 Common Stock are entitled to elect an additional Class B-2 Director pursuant to the Series A-2 Certificate of Designations or the Restated Certificate of Incorporation, in which case the number of Directors may be increased by the number of such additional Directors;

                  (ix) have less than three of the employees or officers of the Corporation or its Subsidiaries serve as Directors (and in the event of any vacancy resulting from the death, disability, resignation or removal of such a Director, not have another employee or officer of the Corporation or its Subsidiaries elected or appointed promptly as a Director to fill such vacancy);

                  (x) modify or repeal any of the provisions of the By-Laws (A) requiring that, the Board of Directors meet no less frequently than once in every calendar quarter, (B) requiring that each committee of the Board of Directors (including any audit or compensation committee, but excluding any nominating committees for the nomination of Directors) have, as members, a proportional number of Class B-1 Directors and Class B-2 Directors, as a group (in relation to the total number of Directors), unless (1) such representation is prohibited by applicable law or rules of the Nasdaq National Market, in which case such committees shall have, as members, the maximum number of Class B-1 Directors and Class B-2 Directors permitted by applicable law and rules of the Nasdaq National Market, or (2) the Class B-1 Directors and Class B-2 Directors elect not to serve on any such committee, or (C) relating to the number, election, powers or rights of Class B-1 Directors, Class B-2 Directors or Non-Class B Directors; or

                  (xi) enter into any agreement with any Affiliate of the Corporation (other than Subsidiaries of the Corporation) involving amounts in excess of $5 million.

         (c) From and after the Restated Charter Effectiveness, so long as the number of outstanding shares of Series A-1 Preferred Stock is equal to or greater than 25% of the number of shares of Series A-1 Preferred Stock issued on the Issue Date (in each case, as adjusted for stock dividends or distributions and subdivisions, combinations or consolidation of stock), the Corporation may not, without the approval of Holders of at least a majority of the then outstanding shares of Series A-1 Preferred Stock voting or consenting, as the case may be, separately as a single class, undertake, effect or consummate any transaction or series of transactions (i) described in clauses
(i) through (iii) of Section 8(c), (ii) involving a merger or consolidation, other than a merger or consolidation which would result in the Voting Stock of the Corporation outstanding immediately prior to such merger or consolidation continuing to represent more than 50% of the combined voting power of the Voting Stock of the Corporation or the surviving entity or parent thereof outstanding immediately after such merger or consolidation or (iii) through which the Corporation causes a Change of Control to be effected.

         (d) In addition to any other vote required by law, the affirmative vote of a majority of the Directors that are not employees or officers of the Corporation or its Subsidiaries shall be required for any decision by the Corporation regarding the appointment, removal or compensation of the Corporation's Chief Executive Officer, or any transaction between the Corporation (or any of its Subsidiaries) and the Corporation's Chief Executive Officer (or his or her Affiliates).

         (e) The approval of Holders of at least 75% of the then outstanding shares of Series A-1 Preferred Stock voting or consenting, as the case may be, shall be required for any amendment to this Certificate of Designations that reduces the Liquidation Preference or the Mandatory Redemption Obligation or amends the provisions of Section 3, 10(b) or 10(c) or this Section 10(e).

         Section 11. Reports and Notices.

         (a) The Corporation will provide the Holders, at the Corporation's expense, with the following:

                  (i) As soon as practicable after the end of the first, second and third quarterly accounting periods in each fiscal year of the Corporation, and in any event within 45 days thereafter, a consolidated balance sheet of the Corporation and its Subsidiaries, as of the end of each such quarterly period, and consolidated statements of income and sources and applications of funds of the Corporation and its Subsidiaries for such period and for the current fiscal year to date, prepared in accordance with generally accepted accounting principles in the United States consistently applied and setting forth in comparative form the figures for the corresponding periods of the previous fiscal year, subject to changes resulting from year end audit adjustments and the absence of notes, together with a management's discussion and analysis thereof, all in reasonable detail and certified by the principal financial or accounting officer of the Corporation.

                  (ii) As soon as practicable after the end of each fiscal year of the Corporation, and in any event within 90 days thereafter, a consolidated balance sheet of the Corporation and its Subsidiaries, as at the end of such fiscal year, and consolidated statements of income and sources and applications of funds of the Corporation and its Subsidiaries, for such year, prepared in accordance with generally accepted accounting principles in the United States consistently applied and setting forth in each case in comparative form the figures for the previous fiscal year, together with a management's discussion and analysis thereof, all in reasonable detail and certified with an unqualified audit opinion by independent public accountants of recognized national standing selected by the Corporation.

So long as the Corporation is subject to the reporting requirements of the Exchange Act, the Corporation's obligations to provide the information required pursuant to clauses (i) and (ii) of this Section 11(a) shall be satisfied by the filing by the Corporation of its quarterly reports on Form 10-Q and its annual reports on Form 10-K, respectively, or any successor forms thereto, in accordance with the Exchange Act.

         (b) In the event that at any time after the date hereof, (i) the Corporation shall adopt a dividend policy, change a previously adopted dividend policy, or declare a dividend in the absence of, or in conflict with, a dividend policy or declare any distribution with respect to the Common Stock, or (ii) the Corporation shall declare any stock split, stock dividend, subdivision, combination, or similar distribution with respect to the Common Stock, regardless of the effect of any such event on the outstanding number of shares of Common Stock (either such event hereinafter being referred to as a "Notification Event"), then and in such case the Corporation shall cause to be mailed to the Holders, not later than the earlier of the date public announcement of the Notification Event is first made or the date ten days prior to the record date, if any, in connection with such Notification Event, written notice specifying the nature of such event and the effective date of, or the date on which the books of the Corporation shall close or a record shall be taken with respect to, such event. Such notice shall also set forth facts indicating the effect of such action (to the extent such effect may be known at the date of such notice) on the Conversion Price and the kind and amount of the shares of stock or other securities or property issuable or distributable with respect to the Series A-1 Preferred Stock.

         (c) The Corporation shall deliver to the Holders all notices and other reports delivered to holders of Regular Common Stock, including all notices and reports required by DGCL or other applicable laws.

         Section 12. Transfer Restrictions. Until the 120th day following the Issue Date and following the Restated Charter Effectiveness, any transfer of shares of Series A-1 Preferred Stock by a Holder to a Person other than a Permitted Transferee shall be null and void and of no force and effect. The Corporation may, at its discretion, as a condition to the transfer or registration of transfer of Series A-1 Preferred Stock to a purported Permitted Transferee, require the furnishing of affidavits or other proof as it deems reasonably necessary to establish that the proposed transferee is a Permitted Transferee. The term "Permitted Transferee" of a Holder shall be (i) any direct or indirect Subsidiary of any Person who was a Holder on the Issue Date, (ii) any investment fund managed by Joseph Littlejohn & Levy, Inc., a Delaware corporation ("JLL"), (iii) any Person who is or becomes an investor in a fund managed by JLL, including Joseph Littlejohn & Levy Fund III, L.P., a Delaware limited partnership, (iv) the heirs, executors, administrators, testamentary trustees or legatees of any Holder who is an individual, (v) the spouses and the lineal descendants of any individual who is a Holder on the Issue Date, and (vi) any trust, the beneficiaries of which, or any corporation, limited liability company or partnership, the stockholders, members or general or limited partners of which include only an individual who was a Holder on the Issue Date and the Persons referred to in clause (v).

         IN WITNESS WHEREOF, this Certificate of Designations is executed on behalf of the Corporation by its David D. Halbert, its Chairman and Chief Executive Officer, on this 2nd day of October, 2000.


                                       ADVANCE PARADIGM, INC.


                                       By: /s/ David D. Halbert
                                          -----------------------------------
                                          Name: David D. Halbert
                                          Title: Chairman and Chief Executive
                                             Officer